Exhibit (d)(25)(ii)

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of September 1, 2020, to the Investment Sub-Advisory Agreement dated July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a Delaware limited liability company (the “Adviser”), and Allianz Global Investors U.S. LLC., a Delaware limited liability company (“Allianz” or “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser desire to modify the fee payable to the Sub-Adviser for the services the Sub-Adviser provides to the Multimanager Technology Portfolio (“Portfolio”).

NOW, THEREFORE, the Adviser and Sub-Adviser agree to modify the Agreement as follows:

1.    Appendix A. Appendix A to the Agreement setting forth the fee payable to the Sub-Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Michal Levy	By:	/s/ Andrew Wilmot
	Michal Levy		Name: Andrew Wilmot
	Director, Senior Vice President and Chief Operating Officer		Title: Head of Financial Institutions Group

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate
Multimanager Technology Portfolio*	0.57% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $100 million; 0.52% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $100 million and up to and including $300 million; and 0.50% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $300 million.**

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.